Exhibit 99.1

Hillenbrand Reports Record-High Quarterly Revenue and Announces 2015 Guidance

•                  Fourth quarter revenue grew 6% to $469 million

•                  Fourth quarter diluted EPS of $0.37 (22% increase to $0.61 on adjusted basis)

•                  Full year revenue increased 7% to $1.67 billion; diluted EPS increased 70% to $1.72 (10% increase to $2.06 on adjusted basis)

•                  2015 full-year guidance issued: 2-4% constant currency revenue growth; $2.05 to $2.15 adjusted diluted EPS

BATESVILLE, Indiana, November 19, 2014 — /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI) reported results today for the fourth quarter ended September 30, 2014. Revenue grew 6% over the prior year to $469 million. The Process Equipment Group increased revenue by 10% to $319 million and finished the year with $580 million in order backlog, 4% below the prior year, but consistent on a constant currency basis. Batesville revenue decreased 0.5% to $149 million due to a lower average selling price.

Hillenbrand reports results on a GAAP and adjusted basis. Adjusted measures are reconciled to the most directly comparable GAAP measures at the end of this release. Net income increased 2% to $23.6  million ($0.37 per diluted share), while adjusted net income increased 24% to $39.2 million ($0.61 per diluted share). Adjusted EBITDA increased 21% to $82.3 million and adjusted EBITDA margin improved by 210 basis points to 18%. The increase in adjusted EBITDA was driven by improved profitability for the Process Equipment Group.

Fiscal Year 2014 Results

Hillenbrand’s revenue for fiscal year 2014 increased 7%, or 6.5% on a constant currency basis, to $1.67 billion. Net income increased 73% to $109.7 million ($1.72 per diluted share). On an adjusted basis, net income increased 11% to $131.6 million ($2.06 per diluted share). Adjusted EBITDA increased 11% to $275.5 million, and as a percentage of revenue, increased 60 basis points to 16.5%. Operating cash flow improved by $52 million to $180 million due to higher net income and improvement in working capital.

“We are pleased with the results delivered for the quarter and year, particularly the profitability improvements in the Process Equipment Group,” said Joe A. Raver, president and chief executive officer of Hillenbrand. “We are confident that we are on the right path to deliver long-term growth and shareholder value as we continue to execute the growth strategy that has transformed Hillenbrand into a global diversified industrial company.”

Guidance

Hillenbrand expects 2015 revenue growth of 2-4% on a constant currency basis. Revenue from the Process Equipment Group is projected to grow 4-6% on a constant currency basis and Batesville is expected to deliver revenue in line with 2014.  Given current foreign exchange rates, management expects a 4% negative translation impact to revenue compared to 2014.  Adjusted diluted EPS for 2015 is projected to range from $2.05 to $2.15.

Conference Call Information

Date/Time:	8:00 a.m. EST, Thursday, November 20, 2014
Dial-In for U.S. and Canada:	1-877-201-0168
Dial-In for International:	+1-647-788-4901
Conference call ID number:	24841251
Webcast link:	http://ir.hillenbrand.com (archived through Saturday, December 20, 2014)

Replay - Conference Call

Date/Time:	Available until midnight EST, Thursday, December 4, 2014
Dial-In for U.S. and Canada:	1-855-859-2056
Dial-In for International:	+1-404-537-3406
Conference call ID number:	24841251

Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisitions and integration, restructuring, and litigation. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. Finally, Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Business System to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog. Backlog is not a term recognized under GAAP; however it is a common measurement used in the Process Equipment Group’s industry. Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group. Backlog includes expected revenue from large systems, equipment, and to a lesser extent, replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts and service to approximately 18 months for larger system sales. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that it is reasonably expected to be realized. For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included, an insignificant portion of which is not wholly-owned by Hillenbrand.

Future revenue for the Process Equipment Group is influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog is also affected by foreign exchange fluctuations for orders denominated in currencies other than United States dollars.

Net revenue is analyzed on a constant currency basis to better measure the comparability of results between periods. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures.  There is no GAAP financial measure comparable to backlog; therefore, a quantitative reconciliation of backlog is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands and robust cash generation capabilities.

Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net revenue	$468.7	$440.9	$1,667.2	$1,553.4
Cost of goods sold	302.6	299.5	1,078.0	1,034.7
Gross profit	166.1	141.4	589.2	518.7
Operating expenses	123.1	98.7	414.7	400.6
Operating profit	43.0	42.7	174.5	118.1
Interest expense	5.8	6.8	23.3	24.0
Other income (expense), net	(1.0)	(0.7)	8.7	(0.4)
Income before income taxes	36.2	35.2	159.9	93.7
Income tax expense	13.3	11.3	48.7	28.3
Consolidated net income	22.9	23.9	111.2	65.4
Less: Net income attributable to noncontrolling interests	(0.7)	0.8	1.5	2.0
Net income(1)	$23.6	$23.1	$109.7	$63.4

Net income(1) — per share of common stock:
Basic earnings per share	$0.38	$0.37	$1.74	$1.01
Diluted earnings per share	$0.37	$0.37	$1.72	$1.01
Weighted average shares outstanding — basic	63.2	62.8	63.2	62.7
Weighted average shares outstanding — diluted	63.8	63.3	63.8	63.0

Cash dividends per share	$0.1975	$0.1950	$0.7900	$0.7800

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Twelve Months Ended September 30,
	2014	2013
Net cash provided by operating activities	$179.6	$127.2
Net cash used in investing activities	(8.3)	(441.0)
Net cash (used in) provided by financing activities	(155.5)	336.5
Effect of exchange rate changes on cash and cash equivalents	(0.5)	(0.2)
Net cash flows	15.3	22.5

Cash and cash equivalents:
At beginning of period	42.7	20.2
At end of period	$58.0	$42.7

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,
	2014				2013
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$302.6	$(0.3	)(a)	$302.3	$299.5	$(3.9	)(d)	$295.6
Operating expenses	123.1	(25.6	)(b)	97.5	98.7	(8.1	)(e)	90.6
Interest expense	5.8	—		5.8	6.8	(0.1	)(f)	6.7
Other income (expense), net	(1.0)	—		(1.0)	(0.7)	—		(0.7)
Income tax expense	13.3	10.3	(c)	23.6	11.3	3.7	(c)	15.0
Net income(1)	23.6	15.6		39.2	23.1	8.4		31.5
Diluted EPS	0.37	0.24		0.61	0.37	0.13		0.50

Ratios:
Gross margin	35.4%	0.1%		35.5%	32.1%	0.9%		33.0%
Operating expenses as a % of revenue	26.3%	(5.5)%		20.8%	22.4%	(1.9)%		20.5%

	Twelve Months Ended September 30,
	2014				2013
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Cost of goods sold	$1,078.0	$(0.1	)(g)	$1,077.9	$1,034.7	$(25.2	)(i)	$1,009.5
Operating expenses	414.7	(34.7	)(h)	380.0	400.6	(52.5	)(j)	348.1
Interest expense	23.3	—		23.3	24.0	(1.2	)(k)	22.8
Other income (expense), net	8.7	—		8.7	(0.4)	(1.1	)(l)	(1.5)
Income tax expense	48.7	12.9	(c)	61.6	28.3	22.9	(c)	51.2
Net income(1)	109.7	21.9		131.6	63.4	54.9		118.3
Diluted EPS	1.72	0.34		2.06	1.01	0.87		1.88

Ratios:
Gross margin	35.3%	0.0%		35.3%	33.4%	1.6%		35.0%
Operating expenses as a % of revenue	24.9%	(2.1)%		22.8%	25.8%	(3.4)%		22.4%

(1) Net income attributable to Hillenbrand

P = Process Equipment Group; B = Batesville; C = Corporate

(a)     Restructuring ($0.2P, $0.1B)

(b)     Business acquisition costs ($0.6P, $3.1C), restructuring ($2.3P, $0.2C), litigation ($19.4B)

(c)     Tax effect of adjustments

(d)     Inventory step up ($3.1P), restructuring ($0.6B), business acquisition costs ($0.2P)

(e)     Backlog amortization ($4.6P), business acquisition costs ($1.8P, $1.6C), litigation ($0.1B)

(f)     Business acquisition costs ($0.1C)

(g)     Restructuring ($0.3P, $0.2 credit B)

(h)     Business acquisition costs ($2.1P, $6.3C), restructuring ($4.0P, $1.5C), litigation ($20.8B)

(i)       Inventory step up ($21.8P), restructuring ($0.3P, $2.9B), business acquisition costs ($0.2P)

(j)      Backlog amortization ($34.5P), business acquisition costs ($3.1P, $13.7C), restructuring ($0.2P, $0.5B, $0.2C), litigation ($0.2B), other ($0.1B)

(k)     Business acquisition costs ($1.2C)

(l)     Acquisition-related foreign currency transactions ($0.8C), business acquisition costs ($0.2C), other ($0.1B)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA:
Process Equipment Group	$53.6	$37.9	$150.4	$116.4
Batesville	37.1	37.4	150.8	161.0
Corporate	(8.4)	(7.1)	(25.7)	(29.9)
Less
Interest income	(0.2)	(0.3)	(0.8)	(0.6)
Interest expense	5.8	6.8	23.3	24.0
Income tax expense	13.3	11.3	48.7	28.3
Depreciation and amortization	14.7	19.1	58.4	89.4
Business acquisition and integration	3.7	3.6	8.4	16.0
Inventory step-up	—	3.1	—	21.8
Restructuring	2.7	0.6	5.5	2.8
Litigation	19.4	0.1	20.8	0.2
Other	—	—	—	0.2
Consolidated net income	$22.9	$23.9	$111.2	$65.4

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

Intend	believe	plan	expect	may	goal	would
Become	pursue	estimate	will	forecast	continue	could
Targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part II, Item 1A of Hillenbrand’s Form 10-K for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 19, 2014. The company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations

Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com